INTERGRAPH CORPORATION
                  Huntsville, Alabama  35894-0001

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD
                           MAY 12, 1994



TO THE SHAREHOLDERS OF INTERGRAPH CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Intergraph Corporation (the "Company") will be held at the Intergraph Auditorium, Building 15, Intergraph Way, Huntsville, Alabama, on May 12, 1994, at 5:00 p.m. local time for the following purposes:

  1. To elect seven directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified (designated as Proposal 1 in the accompanying Proxy Statement).

  2. To ratify the appointment by the Board of Directors of Ernst & Young as the Company's independent auditors for the current year (designated as Proposal 2 in the accompanying Proxy Statement).

  3. To approve or disapprove a proposal by a shareholder that requests the Bylaws of the Company be amended so as to require that each of the Company's directors possess voting rights to at least 1% of the outstanding shares of the Company's common stock (designated as Proposal 3 in the accompanying Proxy Statement).

  4. To approve or disapprove a proposal by a shareholder that requests the Company's Shareholder Rights Plan be amended so as to not interfere with any public tender offer which treats all shareholders fairly (designated as Proposal 4 in the accompanying Proxy Statement).

  5. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The close of business on March 18, 1994, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting.

   A copy of the Annual Report to Shareholders for the fiscal year ended December 31, 1993, is enclosed.


                                    By Order of the Board of Directors




                                    JOHN R. WYNN

                                    Secretary

Huntsville, Alabama
March 31, 1994


  IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

                      INTERGRAPH CORPORATION
                  HUNTSVILLE, ALABAMA  35894-0001


                          PROXY STATEMENT

    This   Proxy  Statement  is  furnished  in  connection  with   the
solicitation of proxies by the Board of Directors of Intergraph Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on May 12, 1994, and at any and all adjournments thereof (the "Meeting"). The form of proxy permits specification, approval, disapproval or abstention as to each of the four proposals. Proposals 1 and 2 will be presented at the Meeting by management, and Proposals 3 and 4 may be presented by shareholders. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholder and, if specifications are not made, will be voted in favor of Proposals 1 and 2 and against Proposals 3 and 4 set forth in the accompanying Notice of Annual Meeting of Shareholders.

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of the Company in person or by telephone or mail. The Company may reimburse brokerage firms and others for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners. On or about March 31, 1994, the Company will commence mailing this Proxy Statement, the enclosed form of proxy, and the attached Notice to holders of its common stock.

   Shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

   The close of business on March 18, 1994, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.


                              GENERAL

   A majority of the shareholders entitled to vote must be present in person, or be represented by proxy, to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment and will subject the Company to additional expense.

   Proposals 1, 2, 3, and 4 discussed in this Proxy Statement require the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the Meeting. The Board of Directors recommends that you vote FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4 discussed in this Proxy Statement.

   An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and
Bylaws do not contain any provisions concerning the treatment of abstentions and broker non-votes. Delaware law treats abstentions as votes which are not cast in favor of a proposal or nominee. Delaware law does not address the treatment of broker non-votes. Broker non-votes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.

        COMMON STOCK OUTSTANDING AND PRINCIPAL SHAREHOLDERS

   As of January 31, 1994, there were outstanding 45,389,118 shares of the Company's common stock, $.10 par value (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders.

   The following table sets forth information as of January 31, 1994, as to (a) the only persons who were known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company, (b) the shares of such Common Stock beneficially owned by the directors and nominees of the Company, (c) the shares of such Common Stock beneficially owned by the "Named Executive Officers" of the Company, specifically James W. Meadlock, Chairman of the Board and Chief Executive Officer, who is also a nominee, the four most highly compensated executive officers who were serving as such at December 31, 1993 (including Robert E. Thurber, Executive Vice President and Director, who is also a nominee), and Howard G. Sachs, a former executive officer of the Company whose compensation for the year would have placed him in the group of the four highest paid executive officers had he been employed at the end of the year, and (d) the shares of such Common Stock beneficially owned by all directors, nominees, and executive officers of the Company as a group:

                                    Number of Shares        Percent of Total
                Name (1)          Beneficially Owned (2)     Outstanding (3)
      ----------------------      ----------------------    ----------------
      Intergraph Corporation
      Stock Bonus Plan Trust        6,624,000      (4)                 14.6%

      Sanford C. Bernstein
      & Co., Inc.                   3,084,036      (5)                  6.8%

      Directors and Nominees
      ----------------------
      James W. Meadlock             1,165,012   (6)(7)                  2.6%

      Nancy B. Meadlock             2,045,903      (8)                  4.5%

      Robert E. Thurber               855,009      (9)                  1.9%

      Keith H. Schonrock, Jr.          80,840     (10)                     *

      James F. Taylor, Jr.             74,946     (11)                     *

      Larry J. Laster                  19,914     (12)                     *

      Roland E. Brown                   8,856     (13)                     *

      Named Executive Officers
      ------------------------
      Stephen J. Phillips              11,383     (14)                     *

      Manfred Wittler                  10,000     (15)                     *

      Howard G. Sachs                   9,951     (16)                     *

      Tommy D. Steele                   2,695                              *

      All directors, nominees,
      and executive officers as a
      group (18 persons), including
      the foregoing directors,
      nominees, and named executive
      officers (but excluding the
      former executive officer)      4,527,600    (17)                 10.0%


  * Less than 1%

(1) The address of the Stock Bonus Plan Trust is c/o Boston Safe Deposit and Trust Company, One Boston Place, Boston, Massachusetts 02108. The address of Sanford C. Bernstein & Co., Inc., is One State Street Plaza, New York, New York 10004. The address of
     James W. and Nancy B. Meadlock is c/o Intergraph Corporation, Huntsville, Alabama 35894.

(2) Unless otherwise noted, the indicated owner has sole voting power and sole investment power.

(3) Shares issuable under immediately exercisable options are considered outstanding for the purpose of calculating the percentage of Common Stock owned by executive officers, the former executive officer, directors, and 5% shareholders who have immediately exercisable options, but such shares are not considered outstanding for the purpose of calculating the percentage of Common Stock owned by any other person.

(4) Voting rights of the Common Stock held by the Stock Bonus Plan Trust are passed through to the Plan participants. Vested participants in the Stock Bonus Plan have the right to diversify one-half of the Common Stock allocated to their accounts and, after attaining age 55, they have the right to diversify all of the Common Stock allocated to their accounts.

(5) As set forth on a Schedule 13G dated February 14, 1994. This schedule reflects that Sanford C. Bernstein & Co., Inc., has sole voting power over 1,899,265 shares and sole investment power over 3,084,036 shares.

(6) This figure includes 197,765 shares allocated to Mr. Meadlock under the Stock Bonus Plan and 180,000 shares owned jointly by Mr. Meadlock and Nancy B. Meadlock as to which voting and investment powers are shared.

(7) Mr. Meadlock may be deemed a "parent" of the Company as defined under the Securities Act of 1933 by virtue of his share ownership and position in the Company. Mr. Meadlock is also a Named Executive Officer of the Company.

(8) This figure includes 1,200,000 shares held in trust for a child, 127,800 shares Mrs. Meadlock holds as custodian for a child, 122,502 shares allocated to Mrs. Meadlock under the Stock Bonus Plan, and 180,000 shares owned jointly by Mrs. Meadlock and James
     W. Meadlock as to which voting and investment powers are shared.

(9) This figure includes 166,261 shares allocated to Mr. Thurber under the Stock Bonus Plan and 348,748 shares owned by Mr. Thurber's wife as to which Mr. Thurber does not have sole voting and investment power. Mr. Thurber is also a Named Executive Officer of the Company.

(10) This figure consists of shares allocated to Mr. Schonrock under the Stock Bonus Plan.

(11) This figure consists of shares allocated to Mr. Taylor under the Stock Bonus Plan.

(12) This figure includes 9,900 shares owned jointly by Mr. Laster and his wife as to which voting and investment powers are shared, 3,014 shares allocated to Mr. Laster under the Stock Bonus Plan, and 7,000 shares over which Mr. Laster holds immediately exercisable stock options.

(13) This figure consists of shares allocated to Mr. Brown under the Stock Bonus Plan.

(14) This figure includes 1,883 shares allocated to Mr. Phillips under the Stock Bonus Plan and 9,500 shares over which Mr.
     Phillips holds immediately exercisable stock options.

(15) This figure consists of shares over which Mr. Wittler holds immediately exercisable stock options.

(16) This figure includes 9,932 shares over which Mr. Sachs holds immediately exercisable stock options. Mr. Sachs' employment with the Company terminated on December 31, 1993. Options expire if not exercised within three months of termination.

(17) This figure includes 818,870 shares allocated to such persons under the Stock Bonus Plan and 63,500 shares over which such persons hold immediately exercisable stock options.

                            PROPOSAL 1
                       ELECTION OF DIRECTORS

   The Board of Directors has fixed the number of members of the Board of Directors at nine by resolution pursuant to authority granted in the Bylaws of the Company. The Board of Directors proposes that the seven nominees listed below be elected as directors to serve until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. Although the Company has established the number of directors at nine, proxies may not be voted for more than seven persons. It is the desire of the Board of Directors that the Board have the option of selecting two directors to serve on the Board prior to the election of directors at the next Annual Meeting of Shareholders. It is the intention of the persons named in the proxy to vote the proxies for the election of the nominees listed below, all of whom are presently directors of the Company. If any nominee should become unavailable to serve as a director for any reason (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

   The nominees for director, together with certain information regarding them, are as follows:

                                                                  Director of
                                                                    Company
   Name and Age                 Positions/Offices with Company        Since
   -----------------------      --------------------------------   -----------
   James W. Meadlock (60)        Chairman of the Board and
                                 Chief Executive Officer               1969

   Roland E. Brown (56)          Director                              1979

   Larry J. Laster (42)          Executive Vice President, Chief
                                 Financial Officer, and Director       1987

   Nancy  B.  Meadlock (55)      Executive Vice President
                                 and Director                          1969 (1)

   Keith H. Schonrock, Jr. (53)  Director                              1972

   James F. Taylor, Jr. (49)     Director                              1973

   Robert E. Thurber (53)        Executive Vice President
                                 and Director                          1972



  (1) Excluding the period from February 1970 to February 1972.


   Mr. Meadlock, Mr. Laster, Mrs. Meadlock, and Mr. Thurber are principally employed by the Company in the positions set forth above and have been principally employed by the Company for the past five years. James W. Meadlock and Nancy B. Meadlock are husband and wife.

   Mr. Brown joined the Company in 1979 as Vice President, Treasurer, and Chief Financial Officer and was an Executive Vice President of the Company at the time of his retirement in 1986.

  Mr. Schonrock is a founder of the Company and served in a variety of engineering positions. At his retirement in 1987, he was an Executive Vice President of the Company.

   Mr. Taylor joined the Company in 1969, shortly after its formation, and is considered to be a founder. Mr. Taylor was an Executive Vice President of the Company at the time of his retirement in 1992.

                  BOARD COMMITTEES AND ATTENDANCE

   During the fiscal year ended December 31, 1993, the Board of Directors held eleven meetings. The Company has an audit committee consisting of Mr. Schonrock, Mr. Brown, and Mr. Taylor. The purpose of the audit committee is to oversee the system of internal accounting control and the internal audit function and to ensure the objectivity of the independent audit. During the fiscal year ended December 31, 1993, the audit committee held six meetings. All of the directors were present for 75% or more of the Board and applicable committee meetings.

   The Company does not have a nominating committee or compensation committee.



          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In order to encourage retention of Company stock by executive officers, the Company adopted a loan program effective January 7, 1993, under which executive officers may borrow, on an unsecured basis, an amount not exceeding (1) the current market value of the Common Stock of the Company owned by such executive officer, and/or
(2) the net value (current market price less exercise price) of currently exercisable stock options owned by the executive officer. Interest on any such loans is charged monthly at the prevailing prime rate. Amounts must be repaid by the earlier to occur of termination of employment, the date of sale of any Common Stock of the Company by the executive officer, or May 20, 1994.

   As of January 31, 1994, James W. Meadlock was indebted to the Company in the amount of $2,514,000 under the program. This amount represents the maximum amount outstanding since January 1, 1993.



                      EXECUTIVE COMPENSATION

   Information relating to compensation of certain executive officers of the Company, the policy and practices of the Company relative to executive compensation, and the performance of the Company's stock are presented in this section. This information consists of a summary compensation table, information on stock option grants, exercises, and year end values, information on employment contracts, a report on executive compensation from the Board of Directors, and a graph depicting the five-year performance of the Company's stock against the performance of a peer group of companies and the Standard & Poor's 500 stock index.


COMPENSATION SUMMARY

   The following table summarizes for the last three years the compensation of the Chief Executive Officer, the four most highly compensated executive officers who were serving as such at December 31, 1993, and Howard G. Sachs, a former executive officer of the Company whose compensation for the year would have placed him among the top four compensated executive officers for 1993 had he been employed at December 31, 1993.


                                            SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                               Compensation
                                               Annual Compensation                Awards
                                     ---------------------------------------  -------------
                                                                Other          Securities
   Name and                                                     Annual         Underlying        All Other
Principal Position             Year  Salary ($)  Bonus ($)  Compensation ($)   Options (#)    Compensation ($)
- ---------------------------    ----  ----------  ---------  ----------------  -------------   ----------------
                                                                   (1)
James W. Meadlock,
Chairman and Chief
Executive Officer (2)          1993    $300,000        ---               ---           ---           $  6,390
                               1992    $300,000        ---               ---           ---           $  4,152
                               1991    $300,000        ---               ---           ---           $ 11,092

Manfred Wittler,
Executive Vice President (3)   1993    $243,939    $72,671           $68,486        29,359           $ 11,920
                               1992    $216,049    $95,679           $61,481           ---           $ 10,851
                               1991    $212,121    $69,287           $58,911           ---           $  8,485

Stephen J. Phillips,
Executive Vice President (4)   1993    $200,640        ---           $20,749           ---           $  6,474
                               1992    $188,760        ---               ---           ---           $  6,369

Tommy D. Steele,
Executive Vice President (5)   1993    $182,000        ---               ---           ---           $  3,926
                               1992    $ 98,000        ---           $64,654       110,000           $  2,941

Robert E. Thurber,
Executive Vice President
and Director (6)               1993    $166,400        ---               ---           ---           $  3,779
                               1992    $166,400        ---               ---           ---           $  3,749
                               1991    $163,100        ---               ---           ---           $  9,499

Howard G. Sachs,
Former Executive Vice
President (7)                  1993    $228,127        ---               ---           ---           $400,201
                               1992    $186,120        ---               ---           ---           $  7,116
                               1991    $168,600        ---               ---           ---           $ 12,619


(1) "Other Annual Compensation" for each of the named executives does not include the value of certain personal benefits, if any, furnished by the Company or for which it reimburses the named executives, including the use of corporate vehicles, unless the value of such benefits in total exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table for the named executive.


(2) "All   Other  Compensation"  for  Mr.  Meadlock  consists  of   the
    following:

                                              1993      1992       1991
                                             ------    ------    -------
          Retirement plans contribution      $   72    $  102    $ 6,142
          Term life insurance *               6,318     4,050      4,950
                                             ------    ------    -------
               Total                         $6,390    $4,152    $11,092
                                             ======    ======    =======

(3) "Other Annual Compensation" for Mr. Wittler consists of the following:

                                              1993      1992      1991
                                            -------   -------   -------
          Housing allowance                 $32,432   $32,967   $32,258
          Lease of vehicle                   28,765    24,558    21,438
          Other                               7,289     3,956     5,215
                                            -------   -------   -------
               Total                        $68,486   $61,481   $58,911
                                            =======   =======   =======

    "All Other Compensation" for Mr. Wittler consists of the following:

                                              1993      1992      1991
                                            -------   -------   -------
          Retirement plans contribution     $ 9,758   $ 8,642   $ 8,485
          Health insurance premiums           2,162     2,209       ---
                                            -------   -------   -------
               Total                        $11,920   $10,851   $ 8,485
                                            =======   =======   =======

    Mr. Wittler is paid in European currencies which fluctuate in value against the U.S. dollar.


(4) Mr.  Phillips first became an executive officer of the  Company  in
    1992.   "Other  Annual  Compensation"  for  Mr.  Phillips  for  1993
    includes  $16,744  for  use of a corporate  apartment.   "All  Other
    Compensation" for Mr. Phillips consists of the following:

                                              1993      1992
                                             ------    ------
          Retirement plans contribution      $4,585    $4,480
          Term life insurance *               1,889     1,889
                                             ------    ------
               Total                         $6,474    $6,369
                                             ======    ======


(5) Mr. Steele joined the Company as an executive officer in June 1992. "Other Annual Compensation" for Mr. Steele for 1992 includes $62,583 for reimbursement of relocation expenses and related income tax payments. "All Other Compensation" for Mr. Steele consists of the following:

                                              1993      1992
                                             ------    ------
          Retirement plans contribution      $2,117    $2,037
          Term life insurance *               1,809       904
                                             ------    ------
               Total                         $3,926    $2,941
                                             ======    ======


(6) "All Other Compensation" for Mr. Thurber consists of the following:

                                              1993      1992      1991
                                             ------    ------    ------
          Retirement plans contribution      $2,149    $2,119    $8,047
          Term life insurance *               1,630     1,630     1,452
                                             ------    ------    ------
               Total                         $3,779    $3,749    $9,499
                                             ======    ======    ======

(7) Mr.  Sachs' employment with the Company terminated on December  31,
    1993.   "All  Other  Compensation" for Mr.  Sachs  consists  of  the following:

                                            1993       1992       1991
                                          --------   --------   --------
          Retirement plans contribution   $  4,597   $  4,479   $ 10,261
          Term life insurance *              2,952      2,637      2,358
          Severance pay (see page 10)      392,652        ---        ---
                                          --------   --------   --------
               Total                      $400,201   $  7,116   $ 12,619
                                          ========   ========   ========


  * Premium payments for term life insurance were not made to split-dollar insurance arrangements.


STOCK OPTION GRANTS, EXERCISES AND YEAR END VALUES

   The Company from time to time awards stock options to executive officers and other key employees pursuant to a stock option plan approved by the shareholders of the Company. Members of the Plan's administrative committee, which includes James W. Meadlock and Robert
E. Thurber, are not eligible to receive options under the plan.

   The following table sets forth information concerning options granted during the year ended December 31, 1993 to the Named Executive Officers who are eligible to receive options under the plan.


                                         OPTION GRANTS


                   Individual Grants (1)
- ------------------------------------------------------------------------------
                           Number of      Percent of
                           Securities   Total Options
                           Underlying     Granted to    Exercise                Grant Date
                            Options       Employees       Price     Expiration    Present
     Name                  Granted(#)     This Year     ($/Share)      Date      Value ($)
- ------------------------   ----------   -------------   ---------   ----------  ----------
                                                                                    (2)
Manfred Wittler,
Executive Vice President     29,359          8.5%         $11.75     2/5/2003    $154,300


(1) Options were granted at fair market value on the date of grant under the Company's incentive stock option plan. Fair market value is determined as the closing sale price of the Company's stock as reported on the National Association of Securities Dealers, Inc. Automated Quotations National Market System. Options are exercisable after two years from the date of grant at a rate of 25% per year, with full vesting occurring after the fifth anniversary of the grant date. Options were granted for a term of ten years from the date of grant.

(2) The present value of options at the date of grant was determined using the Black-Scholes option pricing model. Estimated values determined using this model are based on the market value of the stock on the date of grant, the exercise price of the option, and on assumptions as to risk free rate of return, volatility of the Company's stock price, and expected term of the option. Dividend yield is excluded from the calculation since it is the current policy of the Company to retain all earnings to finance operations. Risk free rate of return is based on quoted yields for the month of the grant for U.S. Treasury Zero-Coupon bonds with a term equal to the expected option term. Stock price volatility is based on weekly changes in the Company's stock price for the three year period preceding the month the option was granted. The expected term of the option is based on the weighted average of vested option amounts at each vesting date plus the expected days to exercise. The expected days to exercise is the number of days from vesting date to exercise date determined by using actual exercise data for all of the Company's options for the three year period preceding the month the option was granted.

    The actual value, if any, an executive may realize from exercise of stock options will be determined based on the excess of stock price over exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model, or that any value will be realized.

   There were no options exercised by any of the eligible Named Executive Officers during the year ended December 31, 1993.

   The following table sets forth values as of December 31, 1993, for stock options held by the Named Executive Officers who are eligible to receive options under the plan.

                                    YEAR END OPTION VALUES

                                     Number of Securities         Value of Unexercised
                                    Underlying Unexercised        In-the-Money Options
                                    Options at Year End (#)          at Year End ($)
                                  --------------------------   --------------------------
        Name                      Exercisable  Unexercisable   Exercisable  Unexercisable
- -------------------------------   -----------  -------------   -----------  -------------
Manfred Wittler,
Executive Vice President             10,000        39,359           ---            ---

Stephen J. Phillips,
Executive Vice President              9,500         5,000           ---            ---

Tommy D. Steele,
Executive Vice President                ---       110,000           ---       $302,500

Howard G. Sachs,
Former Executive Vice President       9,932           ---           ---            ---

  Mr. Sachs' employment with the Company terminated on December 31, 1993.


COMPENSATION OF DIRECTORS

   No director of the Company is compensated for services as a director.

EMPLOYMENT CONTRACTS

   Mr. Wittler and two wholly-owned international subsidiaries and an international branch of a wholly-owned U.S. subsidiary of the Company are parties to contracts of employment dated November 1, 1989 and April 18, 1991. The contracts, which operate in tandem, extend for a term not to exceed five years from November, 1989 and provide Mr. Wittler a fixed base salary, annual incentive bonus payments for achievement and overachievement of certain sales orders, revenues, and profitability levels in the Company's European operations, and certain expense allowances for housing, a leased vehicle, and other personal expense items. The contracts also provide for six months severance pay in the event of involuntary termination of employment after the first three years of the contracts, and for relocation of Mr. Wittler at the Company's expense in the event of voluntary termination of employment after the first three years of the contracts. In addition, should the contracts be terminated by either of the parties, Mr.
Wittler is obligated to refrain from direct competition with the Company or its affiliates for a period of six months following termination, provided the Company has met its severance pay obligation as described above.

   Mr. Sachs and the Company were parties to an employment agreement which, among other things, required payment under certain circumstances of the full remaining term of the contract in the event of early termination of his employment. As the result of a 1993 Cooperative Development Agreement between the Company and Sun
Microsystems Computer Corporation ("Sun"), most employees of the Company's Advanced Processor Division ("APD"), which Mr. Sachs managed, became employees of Sun on January 1, 1994 (other APD employees will become Sun employees on January 1, 1995). Accordingly, Mr. Sachs' employment with the Company terminated December 31, 1993. Under the separation agreement, Mr. Sachs will be paid for the remaining term of his employment contract, and he is obligated not to disclose information that is proprietary and confidential to the Company. As with all other recipients of incentive stock options of the Company, Mr. Sachs' options will expire if not exercised three months after the date of termination of employment.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Company does not have a compensation committee or other committee of the Board of Directors performing equivalent functions. Mr. Meadlock's compensation is determined by the Board, excluding Mr. Meadlock and Nancy B. Meadlock. During the year ended December 31, 1993, the Board held no deliberations regarding the compensation of Mr. Meadlock. The Board has delegated responsibility for determination of the compensation of all other executive officers to Mr. Meadlock. The Administrative Committee of the Company's stock option plans (the "Administrative Committee"), which is appointed by the Board of Directors and currently consists of Messrs. Meadlock, Schonrock, Taylor, and Thurber, may award both incentive stock options and non-qualified options to executive officers and other key employees. During the year ended December 31, 1993, the Administrative Committee awarded a total of 345,004 stock options, 29,359 of which were awarded to Manfred Wittler, one of the four most highly compensated executive officers employed by the Company as of December 31, 1993. No other executive officer received an award in 1993.

  During the year ended December 31, 1993, no executive officer of the Company served as a director or as a member of the compensation committee or committee performing equivalent functions of another entity, and no executive officer of another entity served as a member of the Board of Directors of the Company.

BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

    The Chairman and Chief Executive Officer (CEO) subjectively determines the compensation of all other executive officers of the Company based on the authority and discretion granted him by the Board of Directors. In arriving at his decisions, the CEO may consider such factors as the executive's overall contribution to the Company, his or her level of experience, and the Company's overall financial performance. Relative weights are not formally assigned to these factors, but some factors, particularly the Company's financial performance as measured by revenue and earnings, may be subjectively considered more important than others in arriving at compensation for each individual executive officer. Specific quantifiable performance objectives are generally not used in determining the individuals' contribution to the Company, with the exception of sales personnel, who are assigned sales dollar goals. Evaluation of executives whose principal duties are technical in nature is based principally on the CEO's judgment of the technical design of new products and meeting product development schedules. Salaries for executives performing administrative functions are based primarily on a subjective determination of contribution to the Company. The Company does not perform formal salary surveys. The CEO has a general awareness of industry compensation practices by virtue of his experience and position in the industry, but specific industry or competitor compensation data (including that of the companies in the accompanying performance graph) is not utilized.

    There is no formal bonus plan for executive officers, but exceptional individual performance has occasionally been rewarded by a cash bonus at the discretion of the CEO. The determination of exceptional performance for purposes of a bonus award is based upon a subjective evaluation of individual job performance in the same manner as discussed above for compensation in general. Overall corporate performance neither guarantees nor precludes the award of bonuses, but may influence the amount of such bonuses. Sales executives are paid a base salary that approximates 70% of the executives' total potential annual compensation. The base salary amount may be supplemented in amounts up to an additional 30% of total potential compensation if certain orders, revenues, and profitability objectives are met.

   The granting of options by the Administrative Committee to purchase shares of the Company's stock over a ten year period at a specified price is the primary means of providing long-term incentive to executive officers to perform in a manner that benefits themselves, the Company, and the Company's shareholders. Decisions to award stock options are based upon subjective evaluations of job performance and expected contribution to the Company. Stock options may also be used to attract new employees. No quantitative measures are used by the Administrative Committee in deciding upon the award of stock options. Previous option awards are considered when awarding new options. With respect to incentive stock options, such options may not exceed the amounts permitted under applicable Internal Revenue Code provisions.

   The compensation of the CEO is determined by the other members of the Board of Directors, with the exception of Nancy B. Meadlock. Since 1989 the Board has not deliberated the compensation of the CEO, and the CEO has not been awarded a salary increase or bonus. The Board believes that, because of Mr. Meadlock's large beneficial holding of Company stock, the interests of Mr. Meadlock are aligned with those of the Company's other shareholders. Mr. Meadlock is not eligible to receive grants of stock options because of his participation on the Administrative Committee of the option plans.

   The Company at times enters into employment agreements with key executives, generally of three years duration or less, that specify the terms of employment including compensation arrangements. The agreements generally provide for employment at will but may also provide for severance payments under certain circumstances excluding termination for cause. Any severance amounts would not exceed the balance of compensation due for the remaining unfulfilled term of the agreement. Executives without employment agreements terminated through a workforce reduction or job elimination would receive severance pay based on years of service up to a maximum of twenty-six weeks pay under a Company policy applicable to all employees.

  The above report on executive compensation is given by the Company's Board of Directors.

               James W. Meadlock     Keith H. Schonrock, Jr.
               Roland E. Brown       James F. Taylor, Jr.
               Larry J. Laster       Robert E. Thurber
               Nancy B. Meadlock

PERFORMANCE GRAPH

   The following graph sets forth the cumulative total shareholder return to the Company's shareholders compared with that of the Standard & Poor's 500 Stock Index and a group of peer companies for the five-year period ended December 31, 1993. The Company considers its peer group to be the top five U.S. companies in terms of sales to the computer-aided design (CAD) industry and/or the top five U.S. computer workstation manufacturing companies for which financial information is publicly available, as determined on the basis of 1992 revenues by Dataquest, Incorporated, a leading market research firm in the computer industry. The Company's peer group consists of IBM, Hewlett-Packard Corp., Digital Equipment Corp., Sun Microsystems, Inc., Silicon Graphics, Inc., and Compaq Computer Corp. The
composition of the peer group changed from the presentation in the 1993 Proxy Statement. Mentor Graphics, Inc., which was included in the top five U.S. CAD companies based on 1991 revenues and thus was included in the Company's 1992 peer group, was replaced in the Dataquest top five by Compaq Computer Corp. based on 1992 revenues.
Dataquest ranks the Company number two among the U.S. CAD companies and number six among U.S. workstation manufacturers based on 1992 revenues.

  Total shareholder return for the Company, the Standard & Poor's 500, and the peer group was determined by adding a) the cumulative amount of dividends for a given year, assuming dividend reinvestment, and b) the difference between the share price at the beginning and at the end of the year, the sum of which was then divided by the share price at the beginning of such year. The graph assumes $100 was invested on December 31, 1988 in the Company's Common Stock, in the Standard & Poor's 500 companies, and in the peer group.



                Comparative Five-Year Total Returns
          Standard & Poor's 500 Stock Index, Peer Group,
                    and Intergraph Corporation


                1988     1989     1990     1991     1992     1993
                ----     ----     ----     ----     ----     ----
S&P 500         $100     $132     $128     $166     $179     $197
Peer Group      $100     $ 84     $ 93     $ 86     $ 67     $ 78
INGR            $100     $ 82     $ 65     $ 85     $ 63     $ 51

                            PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors of the Company has appointed Ernst & Young as the Company's independent auditors to audit the financial statements of the Company and to perform other appropriate accounting services for the current fiscal year ending December 31, 1994. Such appointment will be presented to the shareholders for ratification at the Meeting. If the shareholders do not ratify the appointment, the selection of another firm will be considered by the Board. A representative of Ernst & Young is expected to be present at the Meeting to respond to questions from shareholders and will be given the opportunity to make a statement if so desired.

  The Board of Directors recommends a vote FOR Proposal 2.



                            PROPOSAL 3
               SHAREHOLDER PROPOSAL REGARDING VOTING
                        RIGHTS OF DIRECTORS

The Company has been informed that a shareholder intends to present for action at the Company's Annual Meeting of Shareholders the following resolution. The name and address of, and the number of shares of Common Stock held by, the shareholder submitting such proposal will be furnished to any person upon request to the Company.

   Approval of this Proposal, WHICH IS OPPOSED BY THE COMPANY'S BOARD OF DIRECTORS, requires the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the meeting.

          "RESOLVED, that the Shareholders request that the Bylaws be amended so as to require that each Director possess voting rights to at least 1% of the outstanding shares."

  The following statement was submitted by the shareholder in support of such resolution:


          "THE BOARD'S PERFORMANCE, as perceived by the marketplace, is reflected in the Share price. Shares which sold for $40 in early 1986 are being 'dumped' for less than $10 today (Nov-1993). In comparison, had that $40 been invested in the S&P index, it would be worth about $80 today. The loss to the Shareholder has been shocking - especially when one considers that the Company has the best and most-varied CAD software in the industry.

          "THE BOARD of Directors must accept responsibility for this poor performance - including the last four quarters of negative earnings. Analysts have complained for years about such things as:
           a) not aggressively mass-marketing unbundled 'shrink-wrapped' software,
           b) not sticking with popular, open, market-proven state-of-the-art hardware platforms, and
           c)  not controlling expenses.

          "THE   INDIVIDUAL  DIRECTORS  must,  in   turn,   accept
          responsibility for the failures of the overall Board. Whereas 3 of the Directors are heavily-invested and highly-committed to the success of the Company:
           a) three other Directors, having divested of 90% of their Shares and retired from active involvement with the Company, have limited motivation to stay abreast of industry trends, and
           b) one lightly-invested Director/Manager, being directly affected by potential salary-increases, bonuses, 'golden-
               parachutes',   etc.,   has   limited   independence    and
               objectivity.

          "Instead of accepting blame, and making appropriate changes, however, these Directors have adopted a 'poison-pill' to protect themselves from a 'hostile' Shareholder takeover.

          "THE SOLUTION: In order to assure a more positive long-term future for the Company, this Proposal requests, in
          essence,   that  the  Board  nominate  only  highly-invested
          Directors who:
           a)  are highly-motivated to increase Share values,
           b)  are   objective  towards  Company  Management   (not
               compromised by superficial influences), and
           c) are 'equal' team-players (as opposed to being either 'rubber-stamps' or 'power-seekers').
          "Such Directors should re-energize the Board by providing a healthy variance of views and would likely initiate more thorough, timely, and independent reviews of all high-level Company policies.

          "EXCELLENT EXAMPLES of potential new Nominees are managers of institutions, pension-funds, etc. who individually hold (and vote) 1% or more of the Shares. Many such managers professionally research the CAD industry and are highly-motivated to see Share values improve. As a group, they hold about 50% of the Company Shares.

          "VOTE FOR THIS PROPOSAL, if you want to bring positive evolutionary change to the Board. In 1991, a 'Shareholder's Proposal Regarding Independent Directors' failed even though the Board agreed with 'the premise that participation by independent directors can be beneficial.' Share values surged from $11 to $31 prior to the Meeting but plummeted back to $19 within a month after the Proposal failed - gradually sinking to $9. Let's not let this initiative fail too!"


   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS RESOLUTION, FOR THE FOLLOWING REASONS:

   The Company believes that the Proposal that the Company's directors possess voting rights to at least 1% of the outstanding shares is an unreasonable and unnecessary requirement. Based on the number of shares presently outstanding, a director would be required to own or possess voting rights with respect to approximately 454,000 shares, which undoubtedly would be beyond the means of most individuals. Adoption of the Proposal will make it difficult, if not impossible, to attract and retain qualified persons to serve as directors.

   The arbitrarily selected 1% required level of stock ownership or voting rights would not enhance the dedication, sound judgment, broad experience and sincere willingness to serve which the Board seeks in candidates for director. The statement in support of the Proposal implies that directors with less than 1% of the voting rights with respect to the outstanding Common Stock would not be objective and would not have a substantial commitment to the best interests of the Company and the best interests of its shareholders. Such a requirement will not ensure a director's commitment to the Company and the discharge of his or her fiduciary duty to represent the best interests of all shareholders.

  The Board of Directors recommends a vote AGAINST Proposal 3.

                            PROPOSAL 4
                  SHAREHOLDER PROPOSAL REGARDING
               THE COMPANY'S SHAREHOLDER RIGHTS PLAN

   The Company has been informed that a shareholder intends to present for action at the Company's Annual Meeting of Shareholders the following resolution. The name and address of, and the number of shares of Common Stock held by, the stockholder submitting such proposal will be furnished to any person upon request to the Company.

   Approval of this Proposal, WHICH IS OPPOSED BY THE COMPANY'S BOARD OF DIRECTORS, requires the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the meeting.

          "RESOLVED,  that  the  Shareholders  request  that   the
          'Shareholder's  Rights  Plan'  be  amended  so  as  to   NOT
          interfere with any public tender offer which treats all Shareholders fairly."

  The following statement was submitted by the shareholder in support of such resolution:

          "A company acquirer generally has the right to present a 'tender offer' directly to the company shareholders at a specified price and time period to accept. Such offers are generally made only if a potential acquirer cannot negotiate a satisfactory buy-out agreement with the Board and are generally made at prices that are significantly higher than prior market prices.

          "THE SHAREHOLDERS' RIGHTS PLAN was adopted by the Board (without Shareholder approval) in response to the Board's concerns about such a Company buy-out. The Plan, which is often called a 'poison-pill', allows the Board to dilute and to significantly diminish the value of a Shareholder's investment if the Shareholder (Acquirer) should own 15% of the Company's Shares.

          "THE THREAT of such a confiscatory action should NOT be permissible - except to counter an action which is clearly predatory to the other Shareholders. Similar plans have been used (or misused) by other boards to force an Acquirer to pay selected individuals expensive 'golden parachutes' - at the shareholders' ultimate expense.

          "THE SOLUTION: This Proposal, in essence, requests that the Board place fair and reasonable limits on the Plan such that, if a potential Acquirer cannot negotiate an acceptable buy-out agreement with the Board, the Acquirer will still have the option of making a fair and unsolicited public tender offer directly to the Shareholders. This 'Board Bypass' capability allows the Shareholders to have the final say on what is a reasonable offer for the Company.

          "VOTE  FOR  this  proposal  in  order  to  restore   the
          Shareholder's 'right' to be offered and to accept tender offers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS RESOLUTION, FOR THE FOLLOWING REASONS:

   On August 25, 1993, the Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan") to protect the Company's shareholders against abusive takeover practices and to ensure that each shareholder would be treated fairly and equally. Without the Rights Plan, third parties would be free to engage in coercive or abusive takeover tactics, such as two-tiered offers which may include stock and other difficult to value consideration in addition to cash, and to otherwise seek to acquire the Company on terms which may not be in the best interests of the Company and its shareholders. The Rights Plan is designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers and other tactics to gain control that are considered abusive. The Rights Plan is intended to achieve these objectives by making such tactics more costly for an acquirer and by creating an incentive for an acquirer to negotiate with the Board of Directors.

   While the shareholder proposal calls for an amendment to the Rights Plan so as not to "interfere" with tender offers that treat all shareholders  "fairly",  the proponent's  statements  imply  that  the
Company's Rights Plan deters legitimate acquisition proposals and results in decreased stock values. To the contrary, the Rights Plan will not deter a serious bidder who wants to acquire the Company in a manner in which all shareholders receive what the Board believes to be the full value for their stock. The Board of Directors is in the best position to assess the adequacy and fairness of any offer, and it has a fiduciary duty in such negotiations to maximize the value to all shareholders that can be obtained for the Company's stock. The Board also is required to meet these fiduciary obligations in determining whether to redeem the rights in response to a specific acquisition proposal. The overriding objective of the Board in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all shareholders.

   The amendment to the Rights Plan, if adopted, would create uncertainty as to the Board's role in evaluating tender offers. The Rights Plan is intended to give the Board sufficient time to evaluate any proposed tender offer and the possible alternatives and to provide sufficient negotiating strength to take those steps that the Board believes would be necessary to maximize the value that can be achieved for all shareholders. The amendment would interfere with the ability of the Board to negotiate favorable acquisition terms and would dilute the protection afforded all the Company's shareholders under the Rights Plan. In addition, nothing in the Rights Plan affects the right of shareholders to receive tender offers directly, and the Board, consistent with its fiduciary duties, may redeem the rights within a certain period after any offer is commenced. The Company believes the Board of Directors is in the best position to assess the adequacy and fairness of any offer without the limitations and uncertainties that would result from such an amendment to the Rights Plan.

  The Board of Directors recommends a vote AGAINST Proposal 4.


            DATE FOR RECEIPT OF SHAREHOLDERS' PROPOSALS

   Shareholder proposals intended for presentation at the 1995 Annual Meeting must be received by the Company for inclusion in its 1995 proxy material no later than December 1, 1994.

                               OTHER

  Management does not know of any other matters to be presented at the Meeting for action by shareholders. However, if any other matters are properly brought before the Meeting or any adjournment thereof, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders with respect to such matters.

   UPON WRITTEN REQUEST OF ANY SHAREHOLDER TO JOHN R. WYNN, SECRETARY, INTERGRAPH CORPORATION, HUNTSVILLE, ALABAMA 35894-0001, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                        By Order of the Board of Directors




                                        JOHN R. WYNN

                                        Secretary

DATED:  March 31, 1994

                         INTERGRAPH CORPORATION
              ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 1994

The undersigned hereby appoints James W. Meadlock and John R. Wynn, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Intergraph Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 12, 1994, or any adjournment(s) thereof.

The Board of Directors recommends a vote FOR Proposals 1 and 2 and a vote AGAINST Proposals 3 and 4.

1.  ELECTION OF DIRECTORS
    [ ] FOR all nominees listed below,      [ ] WITHHOLD AUTHORITY to vote for
        except as marked to the contrary        all nominees listed below.
        below.
    James W. Meadlock; Roland E. Brown; Larry J. Laster; Nancy B. Meadlock; Keith H. Schonrock, Jr.; James F. Taylor, Jr.; Robert E. Thurber.

    (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


- -------------------------------------------------------------------------------
2.  PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY'S
    AUDITORS FOR THE CURRENT FISCAL YEAR.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN


3. SHAREHOLDER PROPOSAL THAT REQUESTS THE BYLAWS OF THE COMPANY BE AMENDED SO AS TO REQUIRE THAT EACH OF THE COMPANY'S DIRECTORS POSSESS VOTING RIGHTS TO AT LEAST 1% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN


4. SHAREHOLDER PROPOSAL THAT REQUESTS THE COMPANY'S SHAREHOLDER RIGHTS PLAN BE AMENDED SO AS TO NOT INTERFERE WITH ANY PUBLIC TENDER OFFER WHICH TREATS ALL SHAREHOLDERS FAIRLY.

    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.


     THIS PROXY IS SOLICITED ON BEHALF OF THE INTERGRAPH CORPORATION
                             BOARD OF DIRECTORS

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.


                                       COM*
                                       ESP*
                                       ESB*
                                       Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should show their titles.


DATE                 , 1994
    -----------------                  ---------------------------------------
PLEASE MARK, SIGN, DATE, AND
RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.           ---------------------------------------

* COM=Common Stock Shares; ESP=Employee Stock Purchase Plan Shares; ESB=Employee Stock Bonus Plan Shares.